SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01 Other Events.

Amerityre Corporation Provides Operational Update

October 26, 2011

Fourth quarter fiscal 2011

As we announced on August 22nd, product revenues for the fourth quarter ended June 30, 2011 grew 20% over the fourth quarter 2010 and our net loss decreased significantly.  Detailed results for the quarter are as follows:

	Fourth Quarter	Fourth Quarter	%
	June 30, 2011	June 30, 2010	Change
NET REVENUES
Products	$1,088,670	$905,466	20.23%
Equipment	0	23,588
Total Net Revenues	1,088,670	929,054	17.18%

COST OF REVENUES
Products	700,226	598,623
Equipment	0	27,562
Total Cost of Revenues	700,226	626,185

GROSS PROFIT	388,444	302,870	28.25%

EXPENSES
Consulting	41,183	0
Payroll and payroll taxes	217,704	310,494
Depreciation and amortization	66,816	79,324
Research & development	2,130	39,807
Bad debt expense	(36,602)	(38,205)
Loss on impairment of assets	(6000)	(624)
Selling, general & administrative	265,123	253,822
Total Operating Expenses	550,355	644,618	(14.62%)

LOSS FROM OPERATIONS	(161,911)	(341,748)	(52.62%)

OTHER INCOME
Interest income	4,090	4,499
Other income/expense	(11,382)	1,788
Interest expense	(22,726)	0
Total Other Income	(30,018)	6,287	(577.43%)

NET LOSS	($191,929)	($335,461)	(42.79%)

Total revenues for the fourth quarter grew 17.2% due to a 20.3% increase in product revenue offset by a decrease in equipment sales versus the same period last year. Product revenue grew 20.2% due to a 5.1% increase in unit volumes and higher selling prices.  Gross profit increased 28.3% over the same period last year due to the increased revenues and a 3.1% increase in gross margin. Gross margin increased 3.1%, to 35.7% from 32.6%, due to increased gross margin on product sales and the absence of negative gross margin equipment sales. Gross margin on products increased 1.8%, to 35.7% from 33.9%, due to higher sales prices and manufacturing efficiencies from higher unit volume production. Operating expenses decreased 14.6% from the same period last year due primarily to lower payroll expenses. Loss from operations decreased 52.6% year over year due to the higher revenues and gross profit and decreased operating expenses.  Fourth quarter net loss decreased 42.8% year over year due to the higher revenues and gross profit and decreased operating expenses, offset somewhat by higher interest expense and other expenses.

First quarter fiscal 2012

For the first quarter ended September 30, 2011 we are projecting revenues of approximately $1.3 million, 40% above the same period last year and the highest quarterly revenue in company history. Growth in our hand truck, forklift and wheelbarrow tire lines drove this sales increase.  We anticipate that fiscal first quarter 2012 net loss decreased compared to fiscal first quarter 2011.

Management has identified foreign demand for Amerityre’s products and technologies. In August, the Company entered into a license agreement with a Canadian company. Amerityre will supply proprietary chemical formulations and processing equipment to be utilized in manufacturing trim and molding for the Canadian building supply market. Our licensee believes polyurethane technology will be a competitive alternative to wood, press board and rubber products. Equipment and an initial order of chemical formulations shipped during the first quarter. Additionally, tire volume sales into Canada increased significantly during fiscal first quarter 2012 versus the same period last year. In October, Amerityre will ship its first container of flat-free bicycle tires to South Korea.

In September Amerityre added two additional salespeople.  One person will focus on introducing our forklift tires to original equipment manufacturers. The other addition will focus on expanding distribution of all Amerityre products in the southwestern U.S.

CEO Tim Ryan commented, “The revenue growth and trend towards profitability Amerityre experienced in fiscal fourth quarter 2011 have continued through the first four months of fiscal 2012.  I am particularly pleased with our higher capacity utilization and the increased forklift tires sales volumes.”

Departure of Directors

Francis Dosal, Louis Haynie and Henry Moyle have notified the Company of their intentions to retire from Amerityre’s Board of Directors at the end of their current term. The Company thanks Mr. Dosal, Mr. Haynie and Mr. Moyle for their service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  October 26, 2011

AMERITYRE CORPORATION

By: /S/ Timothy Ryan

Timothy Ryan

Chairman of the Board & Chief Executive Officer